Exhibit 99.1

FOR IMMEDIATE RELEASE

CAS MEDICAL SYSTEMS, INC. ACQUIRES STATCORP, INC.

Branford, CT - May 16, 2005 - CAS Medical Systems, Inc. (OTC BB: CAMY.OB) announced today that it has acquired 100 percent of the outstanding capital stock of Statcorp, Inc., a Jacksonville, Florida-based company, for a base cash price of $4.2 million. Statcorp manufactures a complete line of blood pressure cuffs, pressure infusor cuffs, and blood filter products. Statcorp recorded revenues for the twelve months ended December 31, 2004 of approximately $5.7 million. James M. Shepherd, Jr., the Company’s co-founder, will remain with Statcorp as its President.

The base purchase price is subject to certain performance-related adjustments during the twelve months following the acquisition. The purchase was funded by a seven-year fixed rate debt obligation between CAS Medical Systems and its current lender.

“This acquisition significantly expands and improves our product offerings in blood pressure accessories markets” said Louis P. Scheps, President and CEO of CAS Medical Systems. “With this acquisition, CAS enhances its position as a leader in non-invasive blood pressure monitoring by offering a complete, low cost, high performance accessories solution to our customers to complement our proprietary monitoring products and OEM technology. Statcorp provides us with the expertise to manufacture high quality, low cost cuffs which we can sell through both existing and new channels. Statcorp currently enjoys significant OEM, private label and distribution partnerships and we are excited about the opportunity to build on these relationships.” Mr. Scheps added, “The acquisition of Statcorp also opens new market opportunities through existing distribution with the pressure infusor cuffs and blood filter products. Further, the acquisition is expected to provide increased earnings to CAS.”

Mr. Shepherd stated, “I am very excited about joining CAS Medical Systems and the natural synergies between our two companies. Because of CAS’ focus on blood pressure measurement technologies, Statcorp’s products provide a natural supplement to their product offerings. This is an excellent opportunity for both of our companies.”

About Statcorp
Statcorp was established in 1989 in response to hospital needs for a pneumatic pump that would fill and release rapid infusors. The Company developed a line of pressure infusors and evolved to specialize in the design and manufacture of blood pressure cuffs and blood filters.

About CAS
Founded in 1984, CAS Medical Systems, Inc. is dedicated to the design and manufacture of innovative technologies and products vital to patient care in the most challenging clinical environments. Its current product lines include blood pressure measurement technology, vital signs monitoring equipment, apnea monitoring equipment and products for neonatal intensive care. With a reputation for the highest quality products available in the markets it serves, CAS products are used by clinicians worldwide.

For more information contact:
CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT 06405
(203) 488-6056
email: ir@casmed.com

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, commercialization and technological difficulties, and other risks detailed in the Company’s Securities and Exchange Commission filings. With respect to the acquisition of Statcorp, the following factors relating to the transaction, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the risk that the businesses will not be integrated successfully; (2) the risk that the cost savings and any revenue synergies from the transaction may not be fully realized or may take longer to realize than expected; (3) disruption from the transaction making it more difficult to maintain relationships with clients, employees or suppliers; (4) the transaction may involve unexpected costs; (5) increased competition and its effect on pricing, spending, third-party relationships and revenues; and (6) other uncertainties and risks beyond the control of the Company.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.